COMMERCIAL PURCHASE AND SALE AGREEMENT
    This Commercial Purchase and Sale Agreement (this “Agreement”) is made and effective as of this 6th day of March, 2024 (the “Effective Date”) by and between the undersigned SELLER, its successors and/or assigns (except as limited herein) (the “Seller”), and the undersigned BUYER, its successors and/or assigns (except as limited herein) (the “Buyer”).
1.Parties. The parties to this Agreement are:
    SELLER:    Janesville, LLC
    BUYER:    Greenidge Mississippi LLC
    In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:
2.Purchase and Sale. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller that certain property located at 221 Fabritek Drive (Parcel 69W220028700 PPIN 23598) in Columbus, Mississippi (Lowndes County), as more particularly described in Exhibit A attached to this Agreement, together with the following (the “Property”):

(a)all easements, privileges, rights-of-way and other appurtenances benefitting the Property, if any;

(b)all contract rights and general intangible rights pertaining to the ownership, development or use of the Property, if any;

(c)all licenses, permits and franchises issued by any governmental authority to or in favor of Seller and pertaining to the ownership, development or use of the Property, if any, to the extent same are legally assignable by Seller; and

(d)such mineral rights as Seller possesses.

3.Purchase Price. The purchase price to be paid by Buyer to Seller for the Property is $1,450,000.00 in immediately available federal funds, in the following installments: (i) $600,000.00 upon Closing (as defined below) less any escrow deposits paid by Buyer pursuant to Section 4 of this Agreement; (ii) $500,000.00 by no later than sixty (60) calendar days after the Closing; and (iii) $350,000.00 by no later than one hundred and twenty (120) calendar days after the Closing. Payments shall be made by wire transfer to an account designated by Seller.

4.Deposit. To secure the performance by Buyer of its obligations under this Agreement, Buyer shall deliver a, except as expressly provided herein, non-refundable earnest money deposit in the amount of $50,000.00 payable to the account of a mutually agreed upon escrow agent (“Escrow Agent”) in wire transfer of certified federal funds, certified check or cashier’s check payable to the order of Escrow Agent upon execution of this Agreement.

5.Title. Seller shall provide, at Closing, a quitclaim deed conveying the Property to Buyer. Seller shall, prior to or at Closing, satisfy all outstanding mortgages, deeds of trust and special liens affecting the Property which are not specifically assumed by Buyer under this Agreement.

6.Parties’ Representations and Warranties.

Seller’s Representations and Warranties to Buyer. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property, as provided by this Agreement, Seller represents and warrants to Buyer the following as of the Effective Date hereof:

(a)Organizational Status. Seller is a limited liability company duly organized and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of Mississippi.

(b)Authority and Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms; Seller has full power and authority to enter into and perform the terms and conditions of this Agreement; Seller has obtained all necessary approvals and consents to the purchase of the Property as contemplated by this Agreement; and the person executing this Agreement for Seller is fully and duly empowered and authorized so to act.

(c)No Conflict. The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, violate or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any of Seller’s organizational documents or any Agreement or agreement to which Seller is a party or by which Seller is otherwise bound.

(d)Brokers. There are no real estate or brokerage commissions payable in connection with the transactions contemplated by this Agreement to any party claiming through Seller, or arising out of the actions of Seller, other than the commission payable by Seller to Broker(s) referenced herein including, but not limited to, compensation payable to another Broker under a previous listing agreement or “protection period” clause in a previous agreement.

(e)No Assessments. To the best knowledge of Seller, no assessments (other than ad valorem taxes) have been made against the Property that are unpaid whether or not they have become liens.

(f)No Pending Matters. There are no pending or, to the knowledge of Seller, threatened actions, lawsuits or proceedings against Seller by any organization, person, individual or governmental agency with respect to the Property that, if determined adversely to Seller, would materially adversely affect Seller’s ability to perform its obligations under this Agreement or that would enjoin or prevent entry into a valid and binding sale and purchase agreement and/or the consummation of any closing nor does Seller know of any basis for such action. There are no outstanding accounts payable relating to the Property that would be binding on Buyer. Seller also has no knowledge of any currently pending application for changes in the zoning applicable to the Property or any portion thereof except as Seller has disclosed to Buyer in writing as of the

Effective Date. Seller is not aware and has not been notified of any pending proceedings that could have the effect of impairing or restricting access between the Property and adjacent public roads and, to the best of the Seller’s knowledge, no such proceedings are threatened.

(g)Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors or been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator or trustee of Seller or any of its respective properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Act or any similar federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(h)Violations. To the best of Seller’s knowledge, there are no violations of law, municipal or county ordinances, building codes or other legal requirements with respect to the Property; the improvements comply with all applicable legal requirements (including applicable zoning ordinances) with respect to the use, occupancy, and construction thereof.

(i)Representations. The representations set forth in this Section are true and correct as of the date of this Agreement and as of the Closing, and shall merge into the deed of conveyance at the Closing and shall not survive the Closing. None of the representations of Seller in this Agreement contain any untrue statement of a material fact or fail to state a material fact necessary in order to make any representation contained herein not misleading in light of the circumstances in which such representation is made. It is specifically acknowledged and understood by Seller that information furnished to Buyer may be made available to other parties unless the information is expressly denoted by Seller to Buyer as confidential.

The Property, with all improvements and appurtenances thereunto belonging, is sold in an “AS IS, WHERE IS” condition, without warranties, either express or implied, as to its/their condition, functionability or suitability for any purpose, except as expressly provided in this Section 6. Buyer, prior to entry into this Agreement, has satisfied itself as to the condition of improvements, and expressly acknowledges waiver by Seller of any and all warranties, express or implied, relating to the same, except as expressly provided in this Section 6.

Buyer’s Representations and Warranties to Buyer. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property, as provided by this Agreement, Buyer represents and warrants to Seller the following as of the Effective Date hereof:

(a)Organizational Status. Buyer is a limited liability company duly organized and in good standing under the laws of the State of Mississippi, and is authorized to do business in the State of Mississippi.

(b)Authority and Enforceability. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms; Buyer has full power and authority to enter into and perform the terms and conditions of this Agreement; Buyer has obtained all necessary approvals and consents to the purchase of the Property as contemplated by this Agreement; and

the person executing this Agreement for Buyer is fully and duly empowered and authorized so to act.

(c)No Conflict. The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, violate or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any of Buyer’s organizational documents or any Agreement or agreement to which Buyer is a party or by which Buyer is otherwise bound.

(d)No Pending Matters. There are no pending or, to the knowledge of Buyer, threatened actions, lawsuits or proceedings against Seller by any organization, person, individual or governmental agency that, if determined adversely to Buyer, would materially adversely affect Buyer’s ability to perform its obligations under this Agreement or that would enjoin or prevent entry into a valid and binding sale and purchase agreement and/or the consummation of any closing nor does Buyer know of any basis for such action.

(e)Brokers. There are no real estate or brokerage compensation payable in connection with the transactions contemplated by this Agreement to any party claiming through Buyer, or arising out of the actions of Buyer, other than the compensation payable by Seller to Broker(s) as referenced herein.

(f)Representations. The representations set forth in this Section are true and correct as of the date of this Agreement and as of the Closing, and shall survive the termination hereof. None of the representations of Buyer in this Agreement contain any untrue statement of a material fact or fail to state a material fact necessary in order to make any representation contained herein not misleading in light of the circumstances in which such representation is made. It is specifically acknowledged and understood by Buyer that information furnished to Seller may be made available to other parties unless the information is expressly denoted by Buyer to Seller as confidential.

(g)Accuracy. The representations of Buyer set forth in this section are true and correct as of the date of this Agreement and shall survive the Closing for a period of one (1) year.

7.Conditions Precedent. Buyer’s obligation to close this transaction shall be subject to satisfaction in all material respects of each and all of the following condition(s) precedent on or before the Closing Date except where a different deadline is stated:

(a)Title Insurance. Seller and Buyer, as they may agree, and at Buyer’s sole cost and expense, shall obtain, within thirty (30) days after the Effective Date of this Agreement, a commitment for title insurance for the Property issued by a national title insurance company (the “Title Commitment”) committing to insure that (i) fee simple title is vested in Seller; (ii) title is good and merchantable of record; (iii) title is free of all liens, encumbrances, easements, restrictions, claims of title, leases, adverse possession, condemnation and other matters, except for those exceptions to title insurance listed on Schedule B of the title commitment and other matters of public record; and (iv) the Property has access to a public right of way, either directly or by means of a recorded easement. Provision of said title commitment shall supersede Seller’s obligation to provide an attorney’s certificate of title.

(b)Environmental Assessment. Seller and Buyer, as they may agree, and at Buyer’s sole cost and expense, shall obtain, within thirty (30) days after the Effective Date of this Agreement, a Phase I environmental site assessment report of the Property by a consultant selected and engaged by the party responsible for payment which does not reveal, in Buyer’s reasonable discretion, any unsatisfactory environmental conditions at the Property, including but not limited to the presence of any hazardous materials.

(c)Suitability for Proposed Use and Necessary Approvals. All applicable zoning and land use laws, ordinances and regulations will permit, as a matter of right, the use of the Property for Buyer’s intended use including, without limitation, cryptocurrency mining and datacenter hosting (the “Proposed Use”). Any disclosure of Buyer’s Proposed Use to Seller shall be confidential, and Seller, its agents, servants and assigns covenant to maintain the confidentiality thereof. Such covenant of confidentiality shall survive Closing or the termination of this Agreement. There shall not be in effect any moratoria or similar impediments to receipt of any development approvals or issuance of permits by any governmental authority exercising authority over the Property or the Proposed Use and Buyer shall have received either (i) all permits necessary to develop the Property for the Proposed Use; or (ii) written assurances from the applicable governmental authorities exercising authority over the Property or the Proposed Use that all such permits will be issued in the ordinary course.

(d)Due Diligence. Buyer shall have a period of thirty (30) days (the “Inspection Period”) following the Effective Date of this Agreement to make, secure or review such physical, zoning, geotechnical, wetlands/environmental, civil engineering, governmental enactments, availability of utilities (including water, sewer, gas, electricity and/or storm water drainage), marketing and other investigations, tests and studies including, but not limited to, appraisal, survey, engineering, leases, zoning, title, subdivision, availability of insurance and financial statements, to determine if Buyer desires to purchase the Property. During the Inspection Period (i) Seller shall make available to Buyer all existing reports, statements, test results, studies and other items and documents in Seller’s possession or control with respect to such matters; and (ii) Buyer and its contractors, employees and agents shall have the right to enter upon the Property and make tests, studies and investigations while thereon, with reasonable advance notice to Seller and, if required by Seller, accompanied by a representative of Seller, for the purpose of inspecting and testing the Property. Buyer, in the exercise of such right of entry, shall use all reasonable efforts not to damage the Property or to interfere unreasonably with Seller’s operation there.
Buyer shall indemnify and hold Seller harmless for and from all costs, claims, damages or liability of any kind resulting from all acts or omissions of Buyer, its contractors, employees or agents arising out of or relating to the exercise of the right of entry set forth in this Section. The provisions of this Section shall survive for one (1) year the expiration or termination of this Agreement or Closing.

Before the end of the Inspection Period, in the event Buyer, in Buyer’s sole discretion, determines that the Property is not suitable for the Proposed Use, then Buyer shall have the option of either (i) waiving the condition and all conditions precedent and closing “As Is” without reduction in the Purchase Price, or (ii) cancelling this Agreement by written notice to Seller delivered as other notices under this Agreement before the expiration of the Inspection Period stating that Buyer is cancelling this transaction pursuant to this section and setting forth specifically and in detail Buyer’s good faith grounds for cancelling, in which event Escrow Agent shall deliver the deposits paid under Section 4 to Seller, whereupon both parties shall be released from all further obligations under this Agreement. Notwithstanding the foregoing, as a condition to Buyer’s cancellation of this Agreement, Buyer shall promptly, upon Seller’s written request, deliver to Seller, at no cost to Seller, (i) all originals or copies of documents relating to investigations, tests, studies and other materials obtained by Buyer from Seller with respect to the Property and (ii) those documents evidencing studies or assessments whose results formed the basis for Buyer’s decision to exercise its rights under this Section, as applicable, together with all other due diligence documents and materials provided to Buyer by Seller. Buyer shall not retain copies of any documents provided to it by Seller during due diligence except those required by law or Buyer’s document retention or similar corporate policies.
In the event that Buyer does not exercise its right to cancel this Agreement under this section as set forth in the preceding paragraph, then Seller shall be irrevocably entitled to retain Buyer’s deposits and the same shall become non-refundable, except in the event of Seller default or as may be otherwise set forth herein.
The parties may, by written agreement, provide for extensions of the Inspection Period and, to the extent any deadline as extended conflicts with the Closing deadline set forth in Section 11, such extensions shall control.
8.Default.

Remedies at Law. In the event of a default by either party under this Agreement, the party not in breach shall have the right to receive from Escrow Agent those deposits or sums paid under Section 4 of this Agreement, in addition to such other remedies as it may have under applicable law including, but not limited to, specific performance.

(a)Default by Buyer. In the event of the failure or refusal of the Buyer to close this transaction, without fault on Seller’s part and without failure of title, Seller, subject to Buyer’s right to cure as set forth in this paragraph, shall be entitled to retain the earnest money deposit set forth in Section 4 posted by Buyer as liquidated damages for said breach. Upon the occurrence of any Buyer default that remains uncured for seven (7) calendar days after Seller gives Buyer written notice thereof delivered as other notices under this Agreement, and upon receiving notice from Seller of Buyer’s uncured default, Escrow Agent shall disburse the deposit to Seller as liquidated damages, and upon such disbursement this Agreement shall terminate and be of no further force or effect except as otherwise expressly provided herein. In such event, Seller and Buyer agree that it would be impractical and extremely difficult to estimate the damages that Seller may suffer. Therefore, Seller and Buyer agree that the reasonable estimate of the total net detriment that Seller would suffer in the event of Buyer’s Default, and Seller’s sole remedy (whether at law or in equity), shall be the right to receive and retain the full amount of the deposit(s), and in such event Buyer hereby expressly authorizes Escrow Agent to deliver same to Seller. Payment to Seller of liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Seller in the event of Buyer’s Default.

(b)Default by Seller. In the event of a material breach in Seller’s representations and warranties set forth in Section 6, or the failure or refusal of Seller to (i) close this transaction or (ii) comply with Seller’s obligations hereunder prior to Closing, in each case, without fault on Buyer’s part, Buyer, as its sole and exclusive remedy hereunder, shall have the right to receive the return of those deposits or sums paid under Section 4 of this Agreement as agreed and liquidated damages for said breach. In such event, Seller and Buyer agree that it would be impractical and extremely difficult to estimate the damages that Buyer may suffer. Therefore, Seller and Buyer agree that the reasonable estimate of the total net detriment that Buyer would suffer in the event of Seller’s Default, and Buyer’s sole remedy (whether at law or in equity), shall be the right to receive the return said deposit(s), except as otherwise provided in the first paragraph of this Section 8. Payment to Buyer of liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Buyer in the event of Seller’s Default.

9.Pro-rations. Taxes and all other pro-ratable items shall be prorated as of the date of Closing. In the event the taxes for the year of Closing are unknown, the tax pro-ration will be based upon the taxes for the prior year, unless the parties otherwise agree.

10.Closing Costs and Expenses. At Closing, Buyer shall pay the cost of recording the deed of conveyance and any premiums relating to title insurance required by it. Each party shall bear the recording costs of any other instruments received or required by that party, and Seller shall pay the recording costs on documents necessary to clear title at Closing. The parties shall pay their respective attorney fees. All taxes, rents, utility and other assessments shall be prorated between the parties as of the date of Closing, unless the parties otherwise agree.

11.Closing. The Closing of this transaction shall be held on a future agreeable to the parties that is not later than fifteen (15) days after the expiration of the Inspection Period. The Closing shall occur at the offices of Broker or at such other place as the parties may agree, or in such other manner, including, but not limited to, use of a “soft closing,” as may be agreed by the parties. At Closing, in addition to the documents transferring title to the real Property as set forth hereinabove, Seller shall execute and deliver: (i) an assignment, within the deed of conveyance or by separate instrument, of all rights appurtenant to the Property, if any, as provided in Section 2 above; (ii) an appropriate mechanic’s lien affidavit; (iii) an affidavit of exclusive possession; (iv) an affidavit pursuant to Internal Revenue Code Section 1445(b)(2) with respect to Seller’s status as a non-foreign person; and the following:

(a)Architectural Plans. An assignment of Seller’s rights, if any, to any architectural drawings and site plans for the Property and bluelined copies of such drawings and plans (to the extent in Seller’s possession).

(b)Keys and Records. All of the keys to any doors or locks on the Property and original tenant files and other books and records relating to the Property in Seller’s possession.

(c)Tax Documents. Tax documents as may be required of Seller in order to enable Buyer to make an appropriate 1099 or other required tax-related filing(s).
At Closing, Buyer shall receive, against cash to close, a credit for escrow deposits paid by Buyer pursuant to Section 4 hereinabove. Failure of Closing to occur by the close of business on the date stated hereinabove shall, in the absence of a written extension signed by Seller and Buyer prior to such deadline or automatic extension pursuant to the terms of this Agreement, constitute a breach of this Agreement by the defaulting party.
Possession of the Property and all improvements shall be delivered at Closing unless otherwise agreed by the Parties.
12.Compensation. Seller of Property sold under this Agreement or through any other negotiated agreement agrees to pay compensation and/or fees as per listing agreement and any prior offer of cooperation and compensation (as to listed Property) or as per prior agreement (as to unlisted Property). The agreement(s) is/are extended through the date of this Agreement or any other agreement or negotiated contract between the parties or their successors, heirs or assigns. Any compensation or fee due hereunder shall be earned and payable upon presentation of a Buyer ready, willing and able to purchase Property at any price and terms acceptable to Seller, although Broker agrees to accept said compensation or fee at Closing as an accommodation to party paying compensation.

13.Deposits.

(a)Deposits to be held by Escrow Agent. The Escrow Agent designated hereinabove agrees to hold and disburse the deposit(s) as provided by this Section. Escrow Agent shall promptly (i) give Notice to Buyer and Seller of receipt of the deposit; (ii) deposit the deposit into a federally insured financial institution in the State of Mississippi; and (iii) release the deposit to the party entitled to such as provided by this Agreement. Escrow Agent shall not be responsible for losses caused by the insolvency of the institution at which deposit may be or is on account, provided Escrow Agent complies with this section.

(b)Release of Deposits. Escrow Agent shall not release or disburse any portion of the deposit to any person except as provided by (i) a settlement or closing statement executed by both Buyer and Seller for the Closing; (ii) one or more notices to Escrow Agent executed by both Buyer and Seller; (iii) the order of a court exercising jurisdiction over the parties or the deposit; or (iv) pursuant to the Default provisions of this Agreement. Escrow Agent is further authorized to rely upon and comply with such settlement or closing statements, notices, or orders without further notice to or consent by any third party and shall not be obligated to inquire into the authenticity of, or authority for, signatures to any such settlement or closing statements, notices or orders. If Escrow Agent has not received one or more of such settlement or closing statements, notices or orders providing for disposition of all portions of the deposit, and interest accrued thereon, if any, on or before Closing or thirty (30) days from the date of any default or apparent default hereunder or thirty (30) days from any apparent failure to close, then Escrow Agent is hereby authorized to commence a suit in the nature of an interpleader in any court of competent jurisdiction and to tender the undisbursed amount of the deposit, and undisbursed interest accrued thereon, if any, into the custody of such court. In such event, the parties agree, jointly and severably, to deduction by Escrow Agent, prior to deposit of such funds into the registry of the Court, of any and all cost of such interpleader, including reasonable attorney fees, costs and fees relating to the initiation in due form of such suit by Escrow Agent, from the funds on deposit at such time as said expenses are incurred by Escrow Agent or in its behalf. Thereafter, Escrow Agent shall have no further obligations or liabilities in connection with the deposit(s).

(c)Escrow Agent Held Harmless/Indemnification. Buyer and Seller, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against all claims, costs, expenses, damages and losses in connection with the performance by Escrow Agent of its obligations under this Agreement, except any such claims, costs, expenses, damages and losses caused by the gross negligence or willful default of Escrow Agent.

(d)Survival. This Section shall survive the expiration or termination of this Agreement or the Closing.

14.Notices. Except as otherwise provided herein, all notices, including demands, offers, counteroffers, acceptances and amendments (hereinafter collectively referred to as Notices) required or permitted hereunder shall be in writing and delivered to the party at the address set forth below (or such other address as the party may provide in writing) either: (1) in person; (2) by an overnight delivery service, prepaid; (3) by email whereupon a "read receipt" confirms receipt by the addressee; or (4) by the United States Postal Service, postage prepaid, registered or certified return receipt requested. Notwithstanding the above, notice by email shall be deemed to have been given as of the date and time it is transmitted if the sending unit produces a written confirmation of successful transmittal stating the date, time and email address to which notice was sent. Notice delivered by overnight delivery services or United States Postal Service shall be declared to have been given three (3) days after the date and time it is deposited with such carrier service, properly addressed and postage prepaid:
Buyer:
c/o Greenidge Generation Holdings Inc.
135 Rennell Drive, Third Floor
Fairfield, CT 06890
Attention: Jordan Kovler
Email: jkovler@greenidge.com

Seller:
c/o Motus Integrated Technologies
88 E 48th St
Holland, MI 49423
Attn:  Dave Garrett, Kris Radford
Email:  dgarrett@motusintegrated.com, kradford@motusintegrated.com

With copy to Broker(s) at:
101 S Lafayette Street, Ste # 31
Starkville, MS 39759
Attention: Scott Farmer
Fax: (662) 268-8026
Email: scott@farmercommercialproperties.com

15.Risk of Loss. The Property shall be conveyed to Buyer in the same condition as on the Effective Date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies. In the event that any portion of the Property is taken by eminent domain prior to Closing, Buyer shall have the option of either: (i) cancelling this Agreement and receiving a refund of the deposits and sums referenced in Section 4, whereupon both parties shall be released from all further obligations under this Agreement, or (ii) proceeding with Closing, in which case Buyer shall be entitled to all condemnation awards and settlements with respect to the Property, less any attorney fees and costs expended by Seller in connection therewith. In the event of damage to the Property or improvements thereupon prior to Closing by virtue of causes beyond the parties’ control, such as fire, flood, war, acts of God or other such causes, Seller shall, within five (5) calendar days or as soon thereafter as reasonably possible, notify Buyer in writing of said damage, at which time Buyer may, at its option:

(a)cancel this Agreement and be entitled to immediate return of all deposits;

(b)waive any objection and proceed to Closing on the terms of this Agreement; or

(c)seek to reach suitable agreement with Seller as to repairs, extension of the Closing date and/or other amendment to this Agreement as may be agreed upon by the parties. Failure of the parties to reach a suitable agreement within five (5) calendar days after election by Buyer to proceed under this option (c) shall automatically and without further notice cancel this Agreement and entitle Buyer to return of all deposits.

16.Miscellaneous.

(a)This Agreement shall be construed and governed in accordance with the laws of the State of Mississippi. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

(b)The agreed venue for any issue, dispute or controversy arising under this Agreement shall be the county in which the Property, or any part thereof, is located.

(c)In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

(d)In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney fees and court costs at all trial and appellate levels. The provisions of this subparagraph shall survive the closing coextensively with all other surviving provisions of this Agreement.

(e)In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

(f)All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

(g)Seller and Buyer acknowledge that neither of them have relied upon any statement, representation, omission made or documentation provided by the other party or the Broker(s), its salesperson(s) or their representatives relating to this transaction including, but not limited to, value of the Property; the decision to sell or purchase the Property; the terms or conditions of the sale, tax or legal considerations or liability, size or condition of the Property; the necessity or cost of repairs; the presence or lack thereof of UFFI insulation; the presence or lack thereof of Exterior Insulated Finish Systems (E.I.F.S.); previous flooding or location in a flood zone; effect of or location within Mississippi State Tidelands or Federal wetlands; presence of expansive soils; matters pertaining to financing; the presence or absence thereof of acceleration clauses or tax or balloon notes or any other conditions in existing agreements pertaining to the Property, if any; matters that could be revealed through a survey, title search or inspection; the existence of hazardous or toxic materials or environmental conditions; existing zoning, subdivision or other laws, regulations or rules affecting the Property and its use; the appraised or future value of the Property; the existence or history relating to pests, including, but not limited to, wood-destroying insects; building products or construction techniques; or tax laws or legal consequences of a contemplated transaction.

(h)Any reference to “days” within this Agreement shall mean “calendar days.” Time is of the essence as to all stated deadlines except where written extensions are agreed to by all parties.

(i)Assignment of this Agreement shall be prohibited unless written consent of the non-assigning party is obtained.

17.Entire Agreement, Successor, and Assigns.     This Agreement constitutes the entire understanding and agreement between the parties, and there are no understandings, agreements, representations or warranties except as specifically set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, except as limited herein.

18.Disclosure of Agency Relationship.     The Listing Firm and its salespersons represent the Seller. The Selling Firm and its salespersons represent the Buyer.

*    *    *    *    *

EXECUTED as of the date first above written in or several counterparts, each of which shall be deemed an original, but all constituting only one Agreement.

BUYER: Greenidge Mississippi LLC	SELLER: Janesville, LLC
By: /s/ Jordan Kovler Name: Jordan Kovler Title: Authorized Signatory	By: Motus Pivot Inc., its sole member By: /s/ Shannon White Name: Shannon White Title: President

EXHIBIT A

PROPERTY

Commencing at the northeast corner of the Southeast Quarter of Section 26, Township 18 South, Range 18 West, Lowndes County, Mississippi; run thence South 88 degrees 15 minutes West 671.9 feet to a point; run thence North 89 degrees 59 minutes West 668.5 feet to a point marked by a Bois D’Arc stake; run thence south 00 degrees 31 minutes East 647.5 feet and along an existing fence to a point; run thence South 00 degrees 23 minutes East 418.5 feet along said fence to an iron pipe; thence run West 1,295 feet along an existing fence to an iron pipe and the East right of way line of Mississippi Highway 69; run thence South 00 degrees 50 minutes West 722.6 feet along an existing fence and the east right of way of said Highway 69 to a point; run thence South 02 degrees 15 minutes East 150.7 feet along said fence and said east right of way to a point; run thence North 89 degrees 00 minutes East 989 feet to a point; run thence North 01 degrees 00 minutes West 499 feet to the point of beginning of the herein described tract; from said point of beginning run thence North 89 degrees 00 minutes East 560 feet to a point; run thence South 01 degree 00 minutes East 934 feet to a point and the North right of way line of the access road to the Columbus Lowndes Municipal Airport; run thence South 89 degrees 00 minutes West 560 feet along said north right of way line to a point; run thence North 01 degree 00 minutes West 934 feet, more or less, to the point of beginning of the herein described tract, containing 12.0 acres, more or less, and being situated in the Southeast Quarter of Section 26, Township 18 South, Range 18 West, Lowndes County, Mississippi.